UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2015

The Advisory Board Company

(Exact name of registrant as specified in its charter)

Delaware	000-33283	52-1468699
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2445 M Street, NW Washington, District of Columbia	20037
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (202) 266-5600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On January 21, 2015, The Advisory Board Company (the “Company”) and Royall Holdings, LLC, a Delaware limited liability company (the “Selling Stockholder”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters listed on Schedule 1 thereto (the “Underwriters”), pursuant to which the Company agreed to offer and sell 3,650,000 shares (the “Company Common Stock”) of its common stock, par value $0.01 per share (the “Common Stock”), and the Selling Stockholder agreed to offer and sell 1,050,000 shares of Common Stock (the “Selling Stockholder Common Stock”), in each case at a price to the public of $43.00 per share, less an underwriting discount of $1.935 per share, for a net per share purchase price of $41.065.

Pursuant to the terms of the Underwriting Agreement, the Selling Stockholder granted the Underwriters a 30-day option to purchase up to an additional 705,000 shares of Common Stock from the Selling Stockholder (the “Option Shares,” and collectively with the Company Common Stock and the Selling Stockholder Common Stock, the “Shares”) on the same terms as the Selling Stockholder Common Stock. The Underwriters exercised their option in full on January 22, 2015.

The Company estimates that the net proceeds to the Company from the offering will be approximately $149.9 million after deducting the underwriting discount. The Company intends to use the net proceeds to the Company from the offering to repay approximately $149.9 million principal amount of loans outstanding under its $725 million senior secured term loan facility. The Company will not receive any proceeds from the sale by the Selling Stockholder of the Selling Stockholder Common Stock or the Option Shares.

The Company made certain customary representations and warranties and entered into certain covenants concerning the Company and the registration statement described below in the Underwriting Agreement, and also agreed in the Underwriting Agreement to indemnify the Underwriters, the Selling Stockholder and certain other persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The closing of the offering is subject to customary closing conditions pursuant to the terms of the Underwriting Agreement, and is expected to occur on January 27, 2015.

Certain of the Underwriters and their affiliates have provided in the past to the Company and its affiliates, and may provide from time to time in the future, certain commercial banking, financial advisory, investment banking and other services for the Company and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Under the Company’s credit agreement, dated as of January 9, 2015, (a) JPMorgan Chase Bank, N.A., Bank of America, N.A., Morgan Stanley Senior Funding, Inc. and Barclays Bank PLC act as term loan lenders, providing the Company’s senior secured term loan facility in the original principal amount of $725 million, (b) JPMorgan Chase Bank, N.A., Bank of America, N.A., Morgan Stanley Bank, N.A. and Barclays Bank PLC act as revolving lenders, providing a revolving credit facility to the Company under which up to $50 million principal amount of borrowings and other credit extensions may be outstanding at any time, and (c) JPMorgan Chase Bank, N.A., Bank of America, N.A. and Morgan Stanley Bank, N.A. act as issuing banks with respect to letters of credit of up to $10 million. Morgan Stanley & Co. LLC acted as financial advisor to the Company in connection with its acquisition of Royall Acquisition Co. (“Royall”) from the Selling Stockholder. Barclays Capital Inc. acted as financial advisor to Royall in connection with the Company’s acquisition of Royall. In addition, from time to time, certain of the Underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in the Company’s debt or equity securities or loans.

The offering has been made pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-201608) (the “Registration Statement”), which was filed with the Securities and Exchange Commission on January 20, 2015, a related prospectus dated January 20, 2015 that is part of the Registration Statement, and a prospectus supplement to such prospectus dated January 21, 2015 and filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act.

A copy of the Underwriting Agreement is filed herewith as Exhibit 1.1 and incorporated into this Item 8.01 by reference. The summary set forth above is qualified in its entirety by reference to Exhibit 1.1. A legal opinion with respect to the validity of the Shares is filed herewith as Exhibit 5.1. Each of such exhibits is hereby incorporated by reference into the Registration Statement by the filing of this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description of Exhibit

1.1	Underwriting Agreement, dated January 21, 2015, by and among The Advisory Board Company, Royall Holdings, LLC, and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several Underwriters listed on Schedule 1 thereto

5.1	Opinion of Hogan Lovells US LLP regarding the validity of the Shares

23.1	Consent of Hogan Lovells US LLP (included as part of Exhibit 5.1)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Advisory Board Company

Date: January 26, 2015	/s/ Michael T. Kirshbaum
Michael T. Kirshbaum
Chief Financial Officer (Duly Authorized Officer)

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

1.1	Underwriting Agreement, dated January 21, 2015, by and among The Advisory Board Company, Royall Holdings, LLC, and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several Underwriters listed on Schedule 1 thereto

5.1	Opinion of Hogan Lovells US LLP regarding the validity of the Shares

23.1	Consent of Hogan Lovells US LLP (included as part of Exhibit 5.1)